ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-197954 Dated September 29, 2014

The Power of Information

Powerful Molecular Diagnostics Platform

September 2014

Free Writing Prospectus

Great Basin Scientific, Inc. (“Great Basin”, “we”, “our”, “us”, or the “Company”) is providing this presentation, which highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement, including the risk factors described therein, and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and/or any supplements thereto if you contact Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, e-mail: mmaclaren@dawsonjames.com or toll free at (866) 928-0928.

2

Cautionary Note Regarding Forward-Looking Statements

This presentation contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the “Risk Factors” section of the Registration Statement on Form S-1 of Great Basin, filed with the SEC on August 8, 2014. All statements other than statements of historical facts, included in this presentation regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date hereof or to conform these statements to actual results or to changes in our expectations.

3

Initial Public Offering Summary

Issuer Great Basin Scientific, Inc.

Exchange / Ticker NASDAQ / GBSN

Securities Offering 1,650,000 units with each unit consisting of one share of common stock with one

Series A warrant to purchase (i) one additional share of common  stock, and (ii) one

Series B warrant to purchase one share of common stock

Over-Allotment 15% or 247,500 shares of common stock and / or 247,500 Series A warrants

Expected Price $6.00

Use of Proceeds (i) Approximately $1.6mm for research and development, including $0.4mm to fund clinical regulatory development and regulatory filing of new diagnostic  tests for Group

B Strep, (ii) approximately $1.6mm for sales and marketing (iii)  approximately $1.2mm to manufacture analyzers, (iv) approximately $0.4mm to expand our  manufacturing capacity and (v) general corporate purposes, including working capital

Sole Book-Runner Dawson James Securities, Inc.

Co-Manager Newbridge Securities Corporation

4

Investment Highlights

1. Large, existing market—undergoing paradigm shift to modern technology

2. We have the low-cost and ease of use customers are waiting for

3. 77% win-rate* and sales traction validated in three sales territories

4. Recurring revenue model brings strong, sticky revenues.

5. Significant COGS reductions in 2015

6. Two FDA-cleared test menu anticipated by 1st Half 2015

7. All tests use the same analyzer

8. Strategic validation through Hitachi Chemical’s $3.5 million investment

* 12-months ended July 31, 2014

The Target Market: Hospital Labs

Industry undergoing a paradigm shift to molecular

Tests

Gastrointestinal Infections: 20-25MM

Blood Infections 15-25MM

Respiratory Infections 30-40MM

MRSA Surveillance 40-60MM

100MM – 150MM tests World Wide

> $1.25B-1.5B Addressable Market

Source: Company estimates

6

GREAT BASIN

# Commercially-Focused Management Team

| Name | Position | Past Experience |
|---|---|---|
| Ryan Ashton | CEO | ▪ Extensive experience in driving successful marketing, sales, IPO and M&A strategies for advanced-technology companies<br>▪ SVP of Sales and Marketing at Megahertz<br>▪ Senior Officer at Inari<br>▪ CEO of Printelligent Coporation |
| Robert Jenison | SVP Research, CTO | ▪ Associate Director of Molecular R&D at BioStar/Inverness Medical Innovation (now Alere Medical)<br>▪ Awarded four patents |
| Jeffrey Rona | Acting CFO | ▪ Over 20 years of finance experience as an investment banker and senior financial officer for life sciences start-ups<br>▪ Experienced in capital markets and M&A transactions, including IPOs<br>▪ Previously CFO at AlgoRx and GlobeImmune<br>▪ Director at UBS Warburg, seven years with Coopers & Lybrand |
| Laurence Rea | Chief Engineer | ▪ More than 20 years of engineering and manufacturing experience<br>▪ GM at BioStar/Inverness Medical Innovation (now Alere Medical) |
| Sandra Nielsen | VP Sales and Marketing | ▪ Seasoned marketing executive, with extensive success in building and executing marketing programs for high–growth technology start–ups<br>▪ Senior Director of Marketing at Edustructures |

7

The Company

Commercial Stage – Primed for Growth

At Revenue and Growing

– 102 Customers W.W.

– 77% win rate for the most recent twelve months

– Experienced Commercial Team

Huge Existing Market Undergoing Paradigm Shift

– Still in the early stages: only ~50% have adopted molecular c. diff, and other tests have even lower penetration rates

– Comparable companies have strong Institutional Investor support

3 Keys to Successful Industry Penetration

– Ease of Use

– Great Content

– Low cost

Rich Product Pipeline Coming (pre-clinical development complete)

– Group B strep – Q2 2014 (In Clinical Trial Now)

– Staph blood infection panel – Q4 2014

– Food Borne Pathogens Panel – Q1 2015

– SA Pre-Surgical – Q2 2015

Recent Strategic Investment from Hitachi Chemical

8

The Technology

DNA Amplification and Array-based detection

≤90 Minutes to Answer + Accurate diagnosis  = The correct treatment sooner

GREAT BASIN

# Proprietary Signal Amplification Technology (amPED) Permits Direct from Specimen Detection


TMB
HRP (substrate)
Detector
(biotin tagged)
Target
TMB
TMB
TMB
HR
HR
HR
Dextran Polymer
Streptavidin
Detector
(biotin tagged)
Target

**Standard Detection** **amPED Detection**

- Patent Protected (U.S. #8,574,833)

10

The Unmet Need

Customers want three things in MDx:

1. Automated workflow

2. Powerful test menu

3. Rational test and instrument cost

We believe fewer than 50% of tests in a hospital lab are  molecular. Top two reasons for not switching are cost and ease of use.

The MDx Platform

Designed with the Customer in Mind

Executes the test

Provides electronic output to the clinician Off the shelf components keeps cost low

Analyzer

Up to 64 answers per specimen Same cartridge for all new products

Designed for low-cost and manufacturability

Cartridges

Current Microbiology Lab Workfow

Slow. Labor intensive.

Culture

Sub-Culture

Can take days to

Antibiotic Susceptibility

obtain a result

Microbiology Lab Workflow with Great Basin

Sample-to-result = Simple workflow and fast, accurate results

Simple, sample prep

Load cartridge in analyzer

Results in ~90 minutes!

The Need Met

And What the Customer Wants…

1. “Sample to Result” format

2. Multiplexing capability with up to 64 answers per test

3. Rational customer cost model

The Model – “Vending Machine”

No cost razor – Powerful razor blades

“You pay only for a result”

Avoid long capital equipment sales cycle Follow-on products, a faster, easier sale

Footprint, Footprint, Footprint

The Customer Response

Latest Twelve Month “Win Rate” (US Only)

Non-molecular Molecular

85.2% win rate* 70.6% win rate*

Evals not won

Evals not won

Eval wins

Eval wins

77% aggregate win rate

* Where accounts have made a decision

Commercial Strategy

Focus Is on Growing U.S. Customer Base U.S.

– Three existing reps., cover ~5% of the hospitals in the U.S.

– Add 1-3 additional reps over the next 12 months

– Expand test menu

Europe

– Maintain network of four distributors

– U.K., Spain, France, Germany, Switzerland, Scandinavia and Benelux

Asia / Pacific

– TBD

Tests Marketed and in Development

Marketed

– C. diff (Clostridium difficile) – hospital acquired GI infection, 347,000 cases per year, market potential of between $110-$120 annually

In development

– Group B Strep – nearly all pregnant woman in the US are tested, 3.95 million live births in the US, market potential of between $80-$120 annually

– Staphylococcus Identification – test to determine what strain of staphylococcus is present in a patient’s blood, 4.2 million positive blood culture per year, market potential of between $100-$150 annually

– SA Pre-surgical screening – test taken prior to in-patient surgery to determine if a patient is colonized with staphylococcus aureus, 51.4 million in-patient surgeries are performed each year, market potential of between $800-$900 annually

– Food borne pathogens – test to determine the cause of gastrointestinal distress, nearly five million US hospital visits per year for GI distress, market potential of between $150-$200 million

All potential market sizes are Company estimates 19

Product Timeline Milestones

4th Quarter 2014

– Complete Staph ID/R pre-clinical development

– Submit Group B Strep 510(k) to FDA

1st Quarter 2015

– Complete Stool Panel pre-clinical development

2nd Quarter 2015

– Complete MRSA/SA Nasal pre-clinical development

– Group B Strep 510(k) clearance expected

New Products’ Revenue Potential

Potential Annual Revenue per Customer*

Test Type Revenue Potential

Gastro Intestinal

C. diff $ 24,090 $24,090

Food Bourne $38,325

Blood Infections

Staph ID and Resistance $13,140

MRSA

SA Pre-Surgical/MRSA Nasal Screen $124,100

Sexual Health

Group B Strep $17,338

TOTAL Annual Revenue $ 24,090 $243,308

• Based on assumption that customers reach projected usage levels of all five tests, including four tests currently in development.

Financials

Financial Highlights

As of June 30, 2014

– Cash Balance - $431,000

$4.0 million pro-forma including additional Series D Preferred sold in July 2014

– YTD Revenue - $752,000

$761,000 for 12 months ended 12/31/13

– 2nd Quarter Revenue - $402,000

145% growth YOY

Key Metrics

– One diagnostic test on the market (C. diff)

– One diagnostic test in clinical trials (Group B Strep)

– 102 customers

Proposed Ticker symbol - GBSN

Hitachi Chemical

Independent publicly traded Company in Japan

– Hitachi, Ltd owns 51.2%

FY 2013 sales of ~US$5 billion Market capitalization of ~US$4 billion

Traditional business in Functional Materials and Advanced Components and Systems Stated intention is to invest in diagnostics as a future growth engine

Investment Highlights

1. Large, existing market—undergoing paradigm shift to modern technology

2. We have the low-cost and ease of use customers are waiting for

3. 77% win-rate* and sales traction validated in three sales territories

4. Recurring revenue model brings strong, sticky revenues.

5. Significant COGS reductions in 2015

6. Two FDA-cleared test menu anticipated by 1st Half 2015

7. All tests use the same analyzer

8. Strategic validation through Hitachi Chemical’s $3.5 million investment

* 12-months ended July 31, 2014

Initial Public Offering Summary

Issuer Great Basin Scientific, Inc.

Exchange / Ticker NASDAQ / GBSN

Securities Offering 1,650,000 units with each unit consisting of one share of common stock with one

Series A warrant to purchase (i) one additional share of common  stock, and (ii) one

Series B warrant to purchase one share of common stock

Over-Allotment 15% or 247,500 shares of common stock and / or 247,500 Series A warrants

Expected Price $6.00

Use of Proceeds (i) Approximately $1.6mm for research and development, including $0.4mm to fund clinical regulatory development and regulatory filing of new diagnostic  tests for Group

B Strep, (ii) approximately $1.6mm for sales and marketing (iii)  approximately $1.2mm to manufacture analyzers, (iv) approximately $0.4mm to expand our  manufacturing capacity and (v) general corporate purposes, including working capital

Sole Book-Runner Dawson James Securities, Inc.

Co-Manager Newbridge Securities Corporation

The Power of Information

Powerful Molecular Diagnostics Platform

September 2014